UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934
(Amendment No.  )

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Stoneridge, Inc.

(Name of Registrant As Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STONERIDGE, INC.
9400 East Market Street
Warren, Ohio 44484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold the 2009 Annual Meeting of Shareholders of Stoneridge, Inc. on Monday, May 4, 2009, at 11:00 a.m. Eastern Time, at the Sheraton Cleveland Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135.

The purpose of the Annual Meeting is to consider and vote on the following matters:

(1)	Election of seven directors, each for a term of one year;
(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009;
(3)	Proposal to approve the Stoneridge, Inc. Long-Term Cash Incentive Plan; and
(4)	Any others matters properly brought before the meeting.

Only shareholders of record at the close of business on March 20, 2009, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: April 8, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2009:

This proxy statement and the Company’s 2008 annual report to shareholders are also available at www.vfnotice.com/stoneridge.

YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors of Stoneridge, Inc. (the “Company”) is sending you this proxy statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held on Monday, May 4, 2009, at 11:00 a.m. Eastern Time, at the Sheraton Cleveland Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135. The Board of Directors is mailing this proxy statement and the accompanying notice and proxy to you on or about April 8, 2009.

Annual Report; Internet Availability

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2008, is enclosed with this proxy statement. Additionally, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2008 are available at www.vfnotice.com/stoneridge.

Solicitation of Proxies

The Board of Directors is making this solicitation of proxies and the Company will pay the cost of the solicitation. The Board of Directors has retained Georgeson Inc., at an estimated cost of $8,000, to assist the Company in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail by Georgeson Inc., the Company’s employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies

The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors,” FOR the ratification of the independent public accountants and FOR the approval of the Long-Term Cash Incentive Plan. Your presence at the Annual Meeting of Shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at the Company’s address indicated on the attached Notice of Annual Meeting of Shareholders or in the open meeting.

Voting Eligibility

Only shareholders of record at the close of business on the record date, March 20, 2009, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, the Company’s voting securities outstanding consisted of 25,178,440 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table describes certain information regarding the beneficial ownership of the Company’s common shares as of February 20, 2009, by: (a) the Company’s directors and nominees for election as directors; (b) each other person who is known by the Company to own beneficially more than 5% of the Company’s outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) the Company’s executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
C. M. Draime(2)	5,650,000	22.9%
Jeffrey P. Draime(3)	3,025,930	12.3
Dimensional Fund Advisors LP(4)	1,495,247	6.1
KPR Capital Management, LLC(5)	1,439,531	5.8
John C. Corey(6)	575,161	2.3
Earl L. Linehan(7)	309,179	1.3
Sheldon J. Epstein(8)	62,735	*
William M. Lasky(9)	43,100	*
Douglas C. Jacobs(10)	22,600	*
Kim Korth(11)	10,500	*
Ira C. Kaplan	—	*
Paul J. Schlather	—	*
George E. Strickler(12)	163,197	*
Thomas A. Beaver(13)	127,153	*
Mark J. Tervalon(14)	102,935	*
Martin Malmvik(15)	17,825	*
All Executive Officers and Directors as a Group (11 persons)	4,460,315	18.1%

*	Less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such shares.
(2)	Represents 5,650,000 common shares held in trust for the benefit of the estate of the late D. M. Draime, of which Mrs. C. M. Draime is trustee. The address of C. M. Draime is C. M. Draime c/o Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484.
(3)	Represents 1,010,595 common shares held in trust for the benefit of Jeffrey P. Draime, of which Mr. Draime is trustee, 1,964,735 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 5,400 restricted common shares, which are subject to forfeiture, and 45,200 common shares owned by Mr. Draime directly. The address of Jeffrey P. Draime is Jeffrey P. Draime c/o Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484.
(4)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by Dimensional Fund Advisors LP, all common shares are owned by advisory clients of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)	According to a Schedule 13G filed with the SEC by KPR Capital Management LLC, all common shares are held by clients of KPR Capital Management LLC and those clients have granted KPR Capital Management LLC investment discretion over portfolio investments, including the Company’s common shares. The address of Capital Management LLC is 8403 Honeywood Court, McLean, Virginia 22102.
(6)	Represents 10,000 common shares that Mr. Corey has the right to acquire upon exercise of share options, 421,850 restricted common shares, which are subject to forfeiture, and 143,311 common shares owned by Mr. Corey directly.

(7)	Represents 26,500 common shares that Mr. Linehan has the right to acquire upon the exercise of share options, 5,400 restricted common shares, which are subject to forfeiture, 225,000 common shares indirectly beneficially owned in a trust and 52,279 common shares owned by Mr. Linehan directly.
(8)	Represents 26,500 common shares that Mr. Epstein has the right to acquire upon the exercise of share options, 5,400 restricted common shares, which are subject to forfeiture, and 30,835 common shares owned by Mr. Epstein directly.
(9)	Represents 10,000 common shares that Mr. Lasky has the right to acquire upon the exercise of share options, 10,800 restricted common shares, which are subject to forfeiture, and 22,300 common shares owned by Mr. Lasky directly.
(10)	Represents 5,400 restricted common shares, which are subject to forfeiture, and 17,200 common shares owned by Mr. Jacobs directly.
(11)	Represents 5,400 restricted common shares, which are subject to forfeiture, and 5,100 common shares owned by Ms. Korth directly.
(12)	Represents 150,600 restricted common shares, which are subject to forfeiture, and 12,597 common shares owned by Mr. Strickler directly.
(13)	Represents 20,000 common shares that Mr. Beaver has the right to acquire upon the exercise of share options, 65,225 restricted common shares, which are subject to forfeiture, and 41,928 common shares owned by Mr. Beaver directly.
(14)	Represents 4,000 common shares that Mr. Tervalon has the right to acquire upon the exercise of share options, 83,125 restricted common shares, which are subject to forfeiture, and 15,810 common shares owned by Mr. Tervalon directly.
(15)	Represents 1,000 common shares that Mr. Malmvik has the right to acquire upon the exercise of share options, 13,625 restricted common shares, which are subject to forfeiture, and 3,200 common shares owned by Mr. Malmvik directly.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Code of Regulations, the number of directors has been fixed at seven. At the Annual Meeting of Shareholders, you will elect seven directors to hold office until the Company’s next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors proposes that the nominees identified below be elected to the Board of Directors. John C. Corey, the Company’s President and Chief Executive Officer, has an employment agreement with the Company, which provides that, during the term of the agreement, Mr. Corey shall be entitled to be nominated for election to the Board of Directors. At the Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named.

The director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote “FOR” the following nominees.

Nominees for Election at the Annual Meeting of Shareholders

Name and Age	Principal Occupation	Period of Service as a Director	Expiration of Term for Which Proposed
John C. Corey 61	President and Chief Executive Officer of the Company	2004 to date	2010
Jeffrey P. Draime 42	Owner of Silent Productions, a concert promotions company, and Owner of QSL Columbus, QSL Dayton, a restaurant franchise	2005 to date	2010
Douglas C. Jacobs 69	Executive Vice President – Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company	2004 to date	2010
Ira C. Kaplan 54	Managing Partner of Benesch, Friedlander, Coplan & Aronoff LLP, a law firm	—	2010
Kim Korth 54	President of IRN, Inc., an international automotive consulting firm	2006 to date	2010
William M. Lasky 61	Chairman of the Board and Interim President and Chief Executive Officer of Accuride Corporation, a manufacturer and supplier of commercial vehicle components	2004 to date	2010
Paul J. Schlather 56	CPA, self-employed business consultant	—	2010

Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except for the following:

Mr. Corey was the President and Chief Executive Officer of Safety Components International (a supplier of air bags and components) from October 2000 until January 2006. On January 16, 2006, Mr. Corey was appointed President and Chief Executive Officer of the Company.

Mr. Jacobs, a former partner of the accounting firm Arthur Andersen LLP, was Vice President — Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from 1999 to 2001, when he became the organization’s Executive Vice President — Finance, Chief Financial Officer and Treasurer until December 2005. In January 2006, Mr. Jacobs became Executive Vice President — Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and family trust, which includes the Cleveland Browns.

Mr. Kaplan has been a partner at Benesch, Friedlander, Coplan & Aronoff LLP since 1987 and has served in several management capacities prior to assuming the position of Managing Partner in January 2008.

Mr. Lasky served as Chairman, Chief Executive Officer and President of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from January 2001 until December 2006. Mr. Lasky became Interim President and Chief Executive Officer of Accuride Corporation in September 2008 and Chairman of the Board of Accuride Corporation in January 2009.

Mr. Schlather was a partner at PricewaterhouseCoopers LLP serving as co-head to the Private Client Service group from August 2002 until his retirement in June 2008.

Directorships

Mr. Corey is a director and chairman of the board of directors of Haynes International, Inc. (a producer of metal alloys). Mr. Jacobs is a director of Standard Pacific Corporation (a national residential home builder in southern California), serving as chairman of its audit committee and as a member of its nominating and corporate governance committee. Mr. Lasky is a director and chairman of the board of directors of Accuride Corporation (a manufacturer and supplier of commercial vehicle components).

CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Compensation, Audit, and Nominating and Corporate Governance committees are posted on our web site at www.stoneridge.com. Written copies of these documents will be available to any shareholder upon request. Requests should be directed to Investor Relations at the Company’s address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

The Company established a corporate ethics hotline as part of the Company’s Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in the Company’s Whistleblower Policy and Procedures, which is posted on our web site at www.stoneridge.com.

Director Independence

The New York Stock Exchange (“NYSE”) rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that the following directors and nominees for election of director are independent:

Jeffrey P. Draime	Ira C. Kaplan	Earl L. Linehan *
Sheldon J. Epstein *	Kim Korth	Paul J. Schlather
Douglas C. Jacobs	William M. Lasky

*	Not standing for election at the Annual Meeting of Shareholders

The Board of Directors has not adopted categorical standards of independence. In making the independence determinations, the Board considered that Ms. Korth’s automotive consulting company IRN, Inc., was engaged by a division of the Company to provide consulting advice in the spring and summer of 2008. The amounts paid to Ms. Korth’s company were below the threshold that would (i) trigger disclosure under the heading “Transactions with Related Persons” or (ii) disqualify Ms. Korth from being independent under the NYSE’s rules. In addition, the Board also considered the prior relations of Mr. Kaplan and Mr. Schlather to Mr. Draime. Mr. Kaplan has from time to time represented Mr. Draime as his legal counsel. Mr. Schlather, while a partner at PricewaterhouseCoopers LLP, provided certain tax advice to Mr. Draime’s family.

The Board of Directors

In 2008, the Board of Directors held nine meetings and took action by unanimous written consent on two occasions. The Company’s policy is that directors attend the Annual Meeting of Shareholders. All directors attended the 2008 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the presiding director by the non-management directors to preside at the executive sessions of the non-management and independent directors. It is the Board of Directors’ practice to have the non-management directors meet regularly in executive session and to have the independent directors meet at least once a year in executive session.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each member of the Compensation, Audit, and Nominating and Corporate Governance committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Kim Korth	Sheldon J. Epstein *	Sheldon J. Epstein
William M. Lasky	Douglas C. Jacobs	William M. Lasky *
Earl L. Linehan *	William M. Lasky	Earl L. Linehan

*	Committee Chairperson

Compensation Committee.

This committee held six meetings during 2008. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers, approving executive officer compensation and benefits and recommending to the Board the approval, amendment and termination of incentive compensation and equity based plans and certain other compensation matters, including director compensation. Recommendations regarding compensation of other officers are made to the Compensation Committee by our Chief Executive Officer (“CEO”). The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews tally sheets that detail the total compensation obligations to each of our executive officers. The Compensation Committee has retained Towers Perrin, an independent outside compensation consulting firm, to advise on all matters related to executive and director compensation. Specifically, Towers Perrin provides relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Audit Committee.

This committee held nine meetings during 2008. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this proxy statement. The Board of Directors has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE. The Board of Directors also determined that Mr. Epstein qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

Nominating and Corporate Governance Committee.

This committee held two meetings in 2008. The purpose of the Nominating and Corporate Governance Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement the Company’s corporate governance policies and assess the effectiveness of the Board of Directors.

Nominations and Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board of Directors. If a shareholder desires to recommend an individual for membership on the Board of Directors, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.

In addition, in order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:

•	the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•	the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual;
•	a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company undertaking an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•	any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended;
•	the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and
•	the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board of Directors, the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board of Directors, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board of Directors prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Election of Directors” on page 4. The nominees Ira C. Kaplan and Paul J. Schlather were recommended to the Nominating and Corporate Governance Committee as candidates for election to the Board of Directors by Jeffrey P. Draime, a Company shareholder and current member of the Board of Directors (see “Security Ownership of Certain Beneficial Owners and Management” and “Proposal One: Election of Directors”).

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee has served as one of our officers or employees at any time. Additionally, no Compensation Committee interlocks existed during 2008.

Communications With the Board of Directors

The Board of Directors believes that it is important for interested parties to have a process to send communications to the Board of Directors. Accordingly, persons who wish to communicate with the Board of Directors may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors (such as the presiding director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions With Related Persons

There were no reportable transactions involving related persons in 2008.

Review and Approval of Transactions With Related Persons

The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company and the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board of Directors. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009

The Audit Committee of the Board of Directors currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2009. For 2008 Ernst & Young was engaged by us to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s anticipated appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2009 fiscal year. The submission of this matter for approval by shareholders is not legally required. The Board of Directors, however, believes that the submission is an opportunity for the shareholders to provide feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the appointment of Ernst & Young, the appointment of the Company’s independent registered public accounting firm will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm. Approval of the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the annual meeting of shareholders. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote “FOR” Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate audit fees billed by and paid to Ernst & Young by fee category for the fiscal years ended December 31, 2008 and 2007. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2008	2007
Audit Fees	$1,692,784	$1,731,227
Tax Fees	482,130	102,434
All Other Fees	13,677	11,732
Total	$2,188,591	$1,845,393

Audit Fees.  Audit fees include fees associated with the annual audit of the Company’s financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory and regulatory audits and general assistance with the implementation of new regulatory pronouncements.

Tax Fees.  Tax fees primarily relate to tax audits, tax compliance, tax consulting and both domestic and international tax planning.

All Other Fees.  All other fees relate to regulatory reviews.

Pre-Approval Policy

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and then inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal 2008, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described previously. In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with Ernst & Young which set forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternate dispute resolution procedures and an exclusion of punitive damages.

Audit Committee Report

In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of three directors, all of whom are “independent” for audit committee purposes under the current listing standards of the NYSE.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the Company’s independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements and Ernst & Young has the responsibility for the examination of those statements.

The Audit Committee discussed with the Company’s internal auditor and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, the internal auditor and Ernst & Young, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The Audit Committee

Sheldon J. Epstein, Chairman
Douglas C. Jacobs
William M. Lasky

PROPOSAL THREE: APPROVAL OF THE COMPANY’S
LONG-TERM CASH INCENTIVE PLAN

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), annual compensation in excess of $1 million paid to the Company’s CEO and the three other highest paid executive officers is not deductible by the Company for federal income tax purposes. However, “performance-based compensation” is excluded from the $1 million deduction limit. For compensation to qualify as “performance-based compensation” under Code Section 162(m) certain conditions must be met, including shareholder approval of the material terms of the arrangement under which the compensation is paid.

On March 8, 2009, the Board of Directors, acting through the Compensation Committee, adopted a Long-Term Cash Incentive Plan (“LTCIP”) and made awards pursuant thereto. The LTCIP was adopted to supplement the annual grants of time-based restricted common shares under the Company’s equity-based Amended and Restated Long-Term Incentive Plan (the “LTIP”). As described in Compensation Discussion and Analysis, over the last several years as part of the Company’s overall compensation program, performance-based restricted common shares and time-based restricted common shares, both with a three year vesting period, have been granted by the Committee to the named executive officers and other key employees. For awards of long-term performance-based compensation for 2009, as a result of the currently depressed market price of the Company’s common shares, the resulting concerns regarding the dilutive effect of grants of performance-based restricted common shares at historical valuation levels, and the number of shares available for issuance under the LTIP, the Company adopted the LTCIP to allow for the continuation of long-term performance-based incentive compensation using cash in lieu of equity. In 2009, grants of awards under the LTCIP were made in lieu of grants of performance-based restricted common shares under the LTIP.

For 2009, the awards under the LTCIP provide recipients with the right to receive cash after three years depending on the Company’s actual earnings per share (“EPS”) performance for a performance period comprised of the 2009, 2010 and 2011 fiscal years. The Company believes that linking potential long-term compensation to performance ties the executive officers’ overall compensation to returns to shareholders, which aligns executive officers’ interests with the Company’s shareholders’ interests. For 2009 grants, the performance period EPS performance target was established from the Company’s budgeted EPS with a 10% annual growth factor for years two and three. Minimum EPS was established at 50% of target and maximum EPS was established at 150% of target. The LTCIP shall continue until such time as it is terminated by the Board of Directors. However, awards to the Company’s officers and key employees granted for performance years commencing after December 31, 2008 shall be subject to approval of the shareholders of the Company before settlement of the awards so that compensation will qualify as performance-based compensation under Code Section 162(m).

Depending upon the Company’s EPS performance over the performance period as well as continued employment, the threshold, target and maximum amount that may be earned by the named executive officers, by all executive officers as a group and by all participating non-executive officer employees as a group under the LTCIP for awards made on March 8, 2009 are as follows:

	Threshold	Target	Maximum
John C. Corey	$391,814	$783,628	$1,175,442
George E. Strickler	113,153	226,306	339,459
Mark J. Tervalon	68,355	136,709	205,064
Thomas A. Beaver	54,366	108,731	163,097
Martin Malmvik	6,670	13,339	20,009
Executive Officers as a Group(1)	627,688	1,255,374	1,883,062
Non-Executive Officer Employees as a Group(2)	305,507	611,000	916,507

(1)	Includes 4 persons.
(2)	Includes 22 persons.

The LTCIP is an unfunded plan and no provision will be made with respect to the segregating of assets by the Company for payment of benefits under the LTCIP. Income generally will not be recognized upon the grant of an award to a participant under the LTCIP. Upon payment in respect to any earned awards, the recipient generally will be required to include as taxable income in the year of the receipt an amount equal to the amount of cash received. All payments are intended to comply with the provisions of Section 409A of the Code.

Approval LTCIP

The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the LTCIP. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstention will be treated as votes cast and, consequently, will have the same effect as votes against the proposal. No compensation will be paid under the LTCIP to any covered employee (as defined in Code Section 162(m)) if the plan is not approved by the shareholders.

Recommendation of the Board of Directors

The Board believes that the LTCIP is in the best interests of the Company and its shareholders. Accordingly, the Board recommends a vote FOR the approval of the LTCIP.

Summary of the Material Provisions of the LTCIP

Below is a summary of the material terms of the LTCIP. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the LTCIP, a copy of which is attached as Appendix A to this proxy statement:

Purpose	The purposes of the LTCIP are to (i) provide incentive compensation to officers and other key employees of the Company and its subsidiaries based on the achievement of performance goals designated by the Compensation Committee (the “Committee”); (ii) advance the interests of the Company and its shareholders by attracting and retaining highly competent officers and key employees; and (iii) motivate such persons to act in the long-term best interests of the Company and its shareholders.
Administration of the LTCIP	The Committee will administer the LTCIP. The Committee will be comprised solely of “outside directors,” within the meaning of Code Section 162(m), and NYSE independent directors. The Committee’s responsibilities pursuant to the LTCIP will include (i) selecting the participants; (ii) determining the date awards are to be made; (iii) determining whether performance goals and other payment criteria have been satisfied; (iv) determining when awards should be paid; and (v) determining whether the amount of the awards should be reduced. The Committee also will have the powers necessary to administer the LTCIP, including the power to make rules and regulations, the power to interpret the LTCIP, and the power to delegate certain of its powers and responsibilities.
Eligible Persons	Officers and other key employees of the Company or its subsidiaries. There are approximately 25 officers and key employees eligible to participate in the LTCIP.
Awards	An award is an amount payable in cash to a participant if one or more performance objectives are met at the end of the three year performance period, and if any other specified terms or conditions are satisfied. The Committee determines the amount of each award, the specific performance objectives that must be met for the award to be payable, and any other terms and conditions for the award.
Maximum Award	$3 million in any three year performance period, with a potential new three year performance period commencing every year. The maximum amounts with respect to the named executive officers for the 2009 grant under the LTCIP are set forth above.

Reduction and Increase of Awards	Notwithstanding the attainment of the performance measures with respect to an award made under the LTCIP or anything herein to the contrary, in all cases, the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any award that would otherwise be made to any participant or to decide that no payment shall be made.
Establishment of Performance Objectives	The Committee will establish performance measures for awards to “covered employees” (as defined in Code Section 162(m)) from the list set out below.
Types of Performance Objectives	Performance measures established by the Committee may be based on one or more of the following criteria: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in costs.
Termination of Employment and Change in Control	A participant shall not earn his or her award if he or she voluntarily terminates his or her employment or is terminated for cause during the performance period. If during the performance period a participant terminates employment during a fiscal year because of death, disability, or normal retirement (subject to conditions) the participant will earn a pro rata portion of the incentive compensation to the date of termination subject to the achievement of the performance measures at the end of the performance period. Unless otherwise provided for in a grant agreement, awards shall be earned at target in the event of a change in control of the Company. For 2009 awards the grant agreement provides that in the event of a change in control the amount earned shall be subject to the achievement of performance measured at the end of the performance period.
Amendment or Termination of the LTCIP	The Board may amend or terminate the Plan as it shall deem advisable in the exercise of its sole and absolute discretion; provided, however, that no such amendment may adversely affect the rights granted to a participant with respect to an outstanding award without the consent of such participant.
Shareholder Reapproval of the LTCIP	Since the LTCIP permits the Committee to change the targets under the performance goals from year to year, pursuant to regulations promulgated under Code Section 162(m), the material terms of the performance objectives must be reapproved by the shareholders five years after initial shareholder approval to maintain the exemption from deductibility limits.

The Board of Directors recommends that you vote “FOR” Proposal Three.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of corporate, divisional or personal performance goals; and
•	Align total compensation with the objectives and strategies of our business and shareholders.

We have established a fundamental commitment to formulate the components of our compensation program under a “pay-for-performance” methodology. To this end, a substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and specific goals established for each individual and therefore may not be earned if targeted performance is not achieved.

We have fashioned the various components of our 2008 compensation payments and awards to meet our objectives as follows:

Type of Compensation	Objective Addressed
Base Salary	Competitive compensation
Annual incentive plan awards	Competitive compensation, retention and performance incentives
Equity-based awards	Competitive compensation, retention and performance incentives
Benefits and perquisites	Competitive compensation

Mix of Compensation

Our executive compensation is based on our “pay-for-performance” philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executive officers’ annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive officer’s position level. This provides more upside potential and downside risk for more senior positions because these roles have greater influence on the performance of the Company as a whole. For 2008, an average of approximately 40% of our named executive officers’ (“NEO”) cash compensation shown in our Summary Compensation Table consisted of performance-based compensation.

Determination of Compensation

Based on the foregoing objectives, we have structured the Company’s executive officers’ compensation to provide adequate competitive compensation to attract and retain executive officers, to motivate them to achieve our strategic goals and to reward the executive officers for achieving such goals. The Compensation Committee (the “Committee”) has retained the services of Towers Perrin, an outside compensation consultant, to assist the Committee to fulfill various aspects of its charter. During fiscal year 2008, Towers Perrin assisted the Committee with: keeping it appraised about relevant trends and technical developments during its meetings, providing consulting advice regarding long-term incentive arrangements and providing market data for the CEO position and other executive officers. Additionally, recommendations and evaluations from the CEO are considered by the Committee when setting the compensation of the other executive officers. The annual evaluation of the CEO by the Board of Directors is considered by the Committee when establishing the compensation of the CEO.

Our executive officers receive two forms of annual cash compensation — base salary and annual incentive awards — which together constitute an executive officer’s total annual cash compensation. Please note that “total annual cash compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page 20, which includes long-term incentive, perquisites and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executive officers in comparable positions. Our executive compensation levels are designed to be generally aligned with the 50th percentile of competitive market levels for each position.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market pay information provided by Towers Perrin and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Compensation Benchmarking and Peer Group

For 2008 compensation decisions, we considered general market movements derived from compensation data based on general industry data produced from Towers Perrin’s 2007 executive compensation database for base salary, annual incentive and long-term equity-based incentive compensation. The general movements, as well as the CEO’s recommendations, were the primary basis for changes to the competitive compensation levels in 2008. For 2008 compensation decisions, the Committee did not commission a full Towers Perrin executive compensation report as the Committee had done in setting the 2007 compensation. However, when reviewing 2007 competitive market levels, we considered compensation data based on general industry data derived from Towers Perrin’s 2006 and Watson Wyatt’s 2006/2007 executive compensation database for base salary, annual incentive and long-term equity-based incentive compensation. Because of the variance in size among the companies included in the database, regression analysis was used to adjust the compensation data for differences in company revenues. This adjusted value was used by the Committee as the basis of comparison of compensation for our executive officers in establishing 2007 compensation. In addition to this, the CEO and Chief Financial Officer (“CFO”) compensation was compared to data from a group of peer companies for determining the reasonableness and competitiveness of 2007 compensation. The Company reviews and recommends to the Committee, and the Committee approves, the selected companies included in the peer group analysis regularly to ensure it remains an appropriate benchmark for us. Our peer group for 2007 compensation analysis included the following companies in the electronic and motor vehicle parts manufacturing sector:

Amphenol	Esterline Technologies	Accuride	Gentex
Thomas & Betts	Standard Motor Products	Gentek	Sypris Solutions
Modine Manufacturing	Commercial Vehicle Group	Graco	Titan International
Ametek, Inc	Superior Industries International	Technitrol	Aftermarket Technology
AVX	Shiloh Industries	CTS	Methode Electronics
Nu Horizon Electronics Group

The peer group companies’ revenues range from $400 million to $1,400 million. Our revenue falls slightly below the median of this peer group. The peer group used for the compensation analysis is generally not the same as the peer group index in the Performance Graph included in the Annual Report to Shareholders. The peer group index is used because the Committee believes the investment community views the index as most comparable with our Company when reviewing our financial performance.

Elements of Compensation

The principal elements of compensation of our executive officers are:

•	Base salary;
•	Annual cash incentive awards;
•	Long-term equity-based incentive awards; and
•	Benefits and perquisites.

Although all executive officers are eligible to participate in the same compensation and benefit programs, Mr. Corey and Mr. Malmvik are the only NEOs whose pay is governed by an employment agreement. The terms of Mr. Corey’s and Mr. Malmvik’s employment agreements are described under “Employment Agreements.”

Base Salaries

We use base salary as the foundation of our compensation program for our executive officers. We use base compensation in determining the percentage of it to be used for awards of annual cash incentive compensation and long-term equity incentive awards. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, current general industry and competitive market data, as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee approves all executive officer base salaries for the next calendar year at its December meeting to become effective January 1. Executive officers base salaries remain fixed throughout the year unless a promotion or other change in responsibilities occurs. In accordance with his employment agreement, Mr. Corey’s base salary shall not be less that $525,000.

Annual Incentive Awards

Our executive officers participate in the Annual Incentive Plan (“AIP”) which provides for annual cash payments based on achievement of specific financial and personal goals. We strongly believe that a substantial portion of each executive’s overall compensation should be tied to quantifiable measures of financial performance. In December 2007, the Committee approved the Company’s 2008 AIP targets and metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary and are typically established based on competitive market data for each position.

The AIP is comprised of financial performance metrics and achievement of personal goals. The financial performance metrics portion is comprised of two elements: (1) operating profit — 50%; and (2) return on invested capital — 50%. The individual personal goals established for fiscal year 2008 were specific and measurable. Financial performance targets were set from the Company’s 2008 operating plan and were intended to be aggressive but achievable based on industry conditions known at the time they were established. The allocation between financial performance and personal performance differs based on the executive’s responsibilities; our CEO and CFO are measured on consolidated financial performance and individual performance, while the other executive officers are measured on consolidated financial performance, their respective business unit’s financial performance and individual performance. The following table indicates the 2008 target, the performance allocation and the achievement for the following NEOs:

	AIP Target (Percent of Base Salary)	Consolidated Financial Performance	Business Unit Financial Performance	Personal Performance	AIP Achievement (Percent of Target)
John C. Corey	80%	70%	—	30%	94%
George E. Strickler	55%	70%	—	30%	107%
Thomas A. Beaver	45%	60%	20%	20%	123%
Mark J. Tervalon	45%	60%	20%	20%	120%
Martin Malmvik	29%	50%	30%	20%	128%

For each performance element, specific levels of achievement for minimum, target and maximum level were set. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved, while at minimum, 50% payout is achieved. Below the minimum target, no incentive compensation is earned. The AIP prorates incentive compensation earned between the minimum and maximum levels. The personal performance assessment of Mr. Corey was determined by the Committee. The personal performance assessment of each other executive officer was recommended by Mr. Corey and approved by the Committee. The payment of compensation under the 2008 plan was subject to our overall performance and appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity-Based Incentive Awards

Under the Company’s Long-Term Incentive Plan (“LTIP”), all executive officers may be granted share options, restricted shares and other equity-based awards. We believe that equity awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The determination of the number of restricted shares awarded is based on expected share value as a percentage of base salary. The percentages are representative of the competitive market data obtained during the annual compensation review process described above. The expected shares are subject to adjustment based on differences in the scope of the executive officer’s responsibilities, performance and ability. We believe that retaining talented executive officers is key to our business; therefore, we allocate 50% of the restricted share award to time-based restricted shares. The remaining 50% of the restricted share award is allocated to performance-based shares to incentivize performance.

Performance-Based Restricted Shares.  We believe that linking restricted common share grants to performance ties our executive officers’ overall compensation to returns to shareholders, which aligns our executive officers’ interests with our shareholders’ interests. The performance-based restricted common shares granted to our executive officers are subject to forfeiture based on the Company’s actual earnings per share (“EPS”) performance over a three-year period when compared to minimum, target and maximum EPS amounts over the same period. For 2008 grants, the performance period EPS was established from our budgeted EPS with a 10% annual growth factor for years two and three. Minimum EPS was established at 80% of target and maximum EPS was established at 120% of target. These metrics are intended to be aggressive but achievable based on industry conditions known at that time. Provided the executive officer remains employed, and depending on EPS performance, the amount of shares no longer subject to forfeiture prorates between minimum and maximum shares. Actual EPS performance below the minimum level results in the forfeiture of all shares. The performance-based restricted common shares awarded in 2008 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

Time-Based Restricted Shares.  The Company also views long-term equity-based incentives as an important tool for retaining executive talent. If the executive officer remains an employee at the end of the vesting period, the time-based restricted common shares will vest and no longer be subject to forfeiture on that date. The time-based restricted common shares awarded in 2008 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table.

Timing of Grants.  It is the intent of the Committee to approve the awards under the LTIP at the first regular meeting of the year; awards were granted at the March 2008 meeting for 2008. As a general practice, awards under the LTIP are approved only once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.

Perquisites

The Company provides executive officers with perquisites the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and could include an auto allowance, fully paid premiums for healthcare coverage, and country club dues. Incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

In early 2006, the Company entered into a negotiated employment agreement with Mr. Corey that provided for a base salary of $525,000, participation in the annual incentive plan at a target of 70% of base salary; a monthly car allowance; reimbursement of country club dues and a one-time initiation fee; reimbursement of Mr. Corey’s premium on his life insurance policy; participation in the Company’s customary benefit plans and reimbursement of out-of-pocket expenses not to exceed $5,000 per covered family member on an annual basis. Mr. Corey was awarded 150,000 restricted common shares under the Company’s LTIP, which vested over three years and are no longer subject to risk of forfeiture.

In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to provide as severance the same compensation and benefits described below under “Potential Change in Control and Other Post-Employment Payments.”

In January 2007, in accordance with Swedish practices, the Company entered into an employment agreement with Mr. Malmvik that provided for a base salary of $232,725; additional monthly contribution to a pension plan of $1,480; car allowance in accordance with company policy and a bonus program per company policy.

The Company has not entered into employment agreements with any other NEO.

Termination and Change in Control Payments

The Company has entered into change in control agreements with our NEOs, except for Mr. Malmvik. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

Deferred Compensation

Executive officers, as well as other key employees, may elect to have all or a portion of their base salary, annual incentive and equity-based compensation deferred until a future date pursuant to the Stoneridge, Inc. Employees’ Deferred Compensation Plan. This plan provides participants with a cost-effective tool to save for retirement or another specific financial need. Employees may elect to defer receipt of the compensation for three or five years from the last day of the calendar year in which it was deferred or until the date the employee separates from service. Amounts related to deferred cash compensation earn interest at a rate equal to the prime rate plus one percentage point, compounded quarterly. Distributions of deferred compensation may be made in one lump sum payment, five equal, annual installments or ten equal, annual installments.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million that is paid to a company’s CEO and the other NEOs. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including performance share award grants and annual incentive awards, to NEOs who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. Currently, all annual compensation is designed to be deductible under Section 162(m); however, in the future, the Committee may determine that it is appropriate to pay compensation which is not deductible. In its discretion under the AIP in determining the Company’s achievement for 2008, the Committee excluded the effect of the after-tax non-cash goodwill impairment and the related non-cash deferred tax asset valuation allowance charge from the Company’s 2008 results. As a result, the AIP compensation paid to Mr. Corey for 2008 may not qualify as performance-based compensation. However, because of the deferred tax valuation allowance charge, the loss of any deduction under Section 162(m) had no effect on the Company’s financial result under Generally Accepted Accounting Principles.

Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), Share Based Payments, implications of the long-term incentives.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on the review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Earl L. Linehan, Chairman
Kim Korth
William M. Lasky

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, our two most highly compensated executive officers and the next most highly compensated person for 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John C. Corey President & Chief Executive Officer	2008	$640,000		$—		$849,896	$480,768	$85,679	$2,056,343
	2007	610,000		—		631,775	537,532	86,467	1,865,774
	2006	505,527		250,000	(2)	793,735	116,495	234,174	1,899,931
George E. Strickler Executive Vice President, Chief Financial Officer & Treasurer	2008	330,750		—		272,717	194,359	35,325	833,151
	2007	315,000		—		176,179	211,625	30,397	733,201
	2006	292,341		—		84,486	117,677	26,511	521,015
Mark J. Tervalon Vice President & President of the Stoneridge Electronics Division	2008	292,000		—		154,850	157,943	22,368	627,161
	2007	278,250		—		108,781	128,336	45,280	560,647
	2006	254,912	(1)	—		67,701	110,492	17,054	450,159
Thomas A. Beaver Vice President of Global Sales & Systems Engineering	2008	274,500		—		121,723	151,565	30,902	578,690
	2007	267,800		—		89,650	168,352	26,765	552,567
	2006	260,000		—		61,708	137,046	17,662	476,416
Martin Malmvik Vice President & Managing Director of Stoneridge Electronics OEM	2008	250,050		—		23,597	136,191	33,657	443,495
	2007	232,725		—		22,071	88,853	30,582	374,231
	2006	205,054		—		14,458	60,344	26,775	306,631

(1)	Mr. Tervalon elected to defer $8,833 of his 2006 salary.
(2)	Mr. Corey elected to defer 50% of his 2006 bonus.
(3)	The amounts included in the “Stock Awards” column represent the compensation cost recognized in each year related to non-option stock awards, as described in SFAS 123(R). For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the “Grants of Plan-Based Awards for 2008” table for more information regarding the restricted common share awards granted in 2008.
(4)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned in the fiscal year listed, but paid in the subsequent fiscal year. Mr. Corey has elected to defer 50% of his 2007 and 2006 annual incentive award when paid. Mr. Tervalon elected to defer 10% of his 2006 annual incentive award when paid.
(5)	The amounts shown for 2008 in the “All Other Compensation” column are comprised of the following:

	Auto Allowance	401(k) Contribution	Pension Contribution	Life Insurance	Gross-Up on Life Insurance	Healthcare Costs	Gross-Up on Healthcare Costs	Group Term Life Insurance	Club Dues	Other	Total
Mr. Corey	$14,400	$10,022	$—	$14,056	$9,900	$6,629	$4,669	$7,524	$15,565	$2,914	$85,679
Mr. Strickler	9,000	11,783	—	—	—	—	—	4,847	5,895	3,800	35,325
Mr. Tervalon	—	12,948	—	—	—	—	—	240	5,380	3,800	22,368
Mr. Beaver	14,400	14,199	—	—	—	—	—	1,032	—	1,271	30,902
Mr. Malmvik	15,472	—	18,185	—	—	—	—	—	—	—	33,657

Grants of Plan-Based Awards for 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Corey		$256,000	$512,000	$1,024,000
	3/2/08				31,650	63,300	94,950	58,400	$1,651,580
George E. Strickler		90,956	181,913	363,825
	3/2/08				9,150	18,300	27,450	16,900	477,650
Mark J. Tervalon		65,700	131,400	262,800
	3/2/08				5,500	11,000	16,500	10,200	287,559
Thomas A. Beaver		61,763	123,525	247,050
	3/2/08				4,400	8,800	13,200	8,100	229,401
Martin Malmvik		35,734	71,469	142,937
	3/2/08				750	1,500	2,250	1,400	39,311

(1)	The amounts shown reflect awards granted under the Company’s 2008 AIP. In December 2007, the Compensation Committee approved 2008 target AIP awards expressed as a percentage of the executive officer’s 2008 base salary, and individual and Company performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2008. The amount shown in the “target” column represents the target percentage of each executive officer’s 2008 base salary. The amount shown in the “maximum” column represents the maximum amount payable under the AIP, which is 200% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the AIP if only the minimum level of company and personal performance is attained, which is 50% of the target amount shown. Please see Compensation Discussion and Analysis — Annual Incentive Plan for more information regarding the Company’s AIP awards and performance measures.
(2)	The amounts shown reflect grants of performance-based restricted shares (“PBRS”) under the Company’s LTIP. The amount of PBRS that vest and are no longer subject to forfeiture will be determined on the third anniversary of the date of grant (assuming the grantee is still employed on that date) based on cumulative earnings per share between January 1, 2008 and December 31, 2010. The amounts shown in the “target” column represent those shares of PBRS granted that will vest and no longer be subject to risk of forfeiture if performance targets are attained. Each amount shown in the “maximum” column represents the maximum amount of shares that will vest and no longer be subject to risk of forfeiture under each grant, which is 150% of the target shown. Each amount shown in the “threshold” column represents the minimum amount of shares that will vest and no longer be subject to forfeiture under each grant if the minimum level of performance is attained, which is 50% of the target amount shown. Please see Compensation Discussion & Analysis — Long-Term Equity-Based Incentive Awards for more information regarding the PBRS.
(3)	The amounts shown reflect grants of time-based restricted shares (“TBRS”) under the Company’s LTIP. The TBRS granted on March 2, 2008 will vest and no longer be subject to forfeiture on the third anniversary of the date of grant (assuming the grantee is still employed on that date).
(4)	The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with SFAS 123(R). For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock that have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(1)
John C. Corey	10,000	$15.725	5/10/2014	37,500	(4)	$171,000	82,500	(8)	$376,200
				55,000	(5)	250,800	78,600	(9)	358,416
				52,400	(6)	238,944	94,950	(10)	432,972
				58,400	(7)	266,304
George E. Strickler	—	—	—	5,000	(3)	22,800	41,250	(8)	188,100
				27,500	(5)	125,400	21,000	(9)	95,760
				14,000	(6)	63,840	27,450	(10)	125,172
				16,900	(7)	77,064
Mark J. Tervalon	4,000	10.385	2/4/2013	1,425	(2)	6,498	18,750	(8)	85,500
				12,500	(5)	57,000	14,250	(9)	64,980
				9,500	(6)	43,320	16,500	(10)	75,240
				10,200	(7)	46,512
Thomas A. Beaver	20,000	10.385	2/4/2013	1,425	(2)	6,498	13,875	(8)	63,270
				9,250	(5)	42,180	11,625	(9)	53,010
				7,750	(6)	35,340	13,200	(10)	60,192
				8,100	(7)	36,936
Martin Malmvik	1,000	14.72	4/15/2009	350	(2)	1,596	3,525	(8)	16,074
				2,350	(5)	10,716	2,250	(9)	10,260
				1,500	(6)	6,840	2,250	(10)	10,260
				1,400	(7)	6,384

(1)	Based on the closing price of the Company’s common shares on December 31, 2008 ($4.56), as reported on the New York Stock Exchange.
(2)	Time-based restricted shares vest on April 18, 2009.
(3)	Time-based restricted shares vest in two equal installments on January 11, 2009 and 2010.
(4)	Time-based restricted shares vest on January 16, 2009.
(5)	Time-based restricted shares vest on July 23, 2009.
(6)	Time-based restricted shares vest on February 25, 2010.
(7)	Time-based restricted shares vest on March 2, 2011.
(8)	Performance-based restricted shares vest on July 23, 2009 subject to achievement of specified financial performance metrics.
(9)	Performance-based restricted shares vest on February 25, 2010 subject to achievement of specified financial performance metrics.
(10)	Performance-based restricted shares vest on March 2, 2011 subject to achievement of specified financial performance metrics.

Option Exercises and Stock Vested for 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John C. Corey	—	$—	37,500	$266,625
George E. Strickler	—	—	2,500	18,525
Mark J. Tervalon	—	—	4,225	59,158
Thomas A. Beaver	25,000	215,185	4,225	59,158
Martin Malmvik	—	—	2,000	28,000

Nonqualified Deferred Compensation for Fiscal Year 2008

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
John C. Corey	$268,766	$26,820	$492,361
George E. Strickler	—	—	—
Mark J. Tervalon	—	671	10,542
Thomas A. Beaver	—	—	—
Martin Malmvik	—	—	—

Mr. Corey deferred a portion of his annual incentive payment earned in 2007, paid in 2008.

Potential Change in Control and Other Post-Employment Payments

In July 2007, we entered into an Amended and Restated Change in Control Agreement (the “CIC Agreement”) with each NEO, except Mr. Malmvik, and certain other senior management employees. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. We set the level of benefits at two times base and average incentive award (described in detail below) to remain competitive with our select peer group. Finally, all payments under the CIC Agreement are conditioned on a no-compete, non-solicitation and non-disparagement agreement. The change in control agreements replaced and superseded change in control agreements we previously entered into with these employees. The Committee determined that amending and restating prior agreements was necessary to comply with recently adopted final regulation under Code Section 409A, to add a non-competition clause for our protection, to address ambiguity in the prior agreements and to add a conditional gross up of any excise tax imposed under Code Section 280G. In December 2008, we amended the CIC Agreement to comply with the requirements of Revenue Rule 2008-13, which require all payments to executives to be based on actual results for performance based payments.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and
•	a triggering event:
•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
•	NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits, or require NEO to work from any location more than 100 miles from previous location) within two years of the change in control.

If the events listed above occur and the executive delivers a release to the Company, the Company will be obligated to provide the following to the executive:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;
•	an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred;
•	continued life and health insurance benefits for twenty-four months following termination; and
•	a gross-up payment to provide the NEO with an amount, on an after-tax basis, equal to any excise taxes payable by the NEO under tax laws in connection with payments described above. However, if the NEO’s total payments described above fall above the 280G limit (within the meaning of Code Section 280G) by 110% or less, then the total payments will be reduced to avoid triggering excise tax.

Upon a change in control as defined in the LTIP, the restricted common shares included on the “Outstanding Equity Awards at Year-End” table that are not performance-based vest and are no longer subject to forfeiture; the performance-based restricted common shares included on the “Outstanding Equity Awards at Year End” table vest and are no longer subject to forfeiture based on target achievement levels.

No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or if they die.

Value of Payment Presuming Hypothetical December 31, 2008 Termination Date

Assuming the events described in the table below occurred on December 31, 2008, each NEO would be eligible for the following payments and benefits:

	Resignation	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
John C. Corey
Base Salary	$—	$1,280,000	$1,280,000	$160,000	$—
Annual Incentive Award	—	923,197	1,018,300	—	—
Unvested and Accelerated Restricted Shares	—	593,02	31,103,205	421,800	421,800
Unvested and Accelerated Performance Shares	—	—	527,592	428,231	428,231
Deferred Compensation Plan	492,361	492,361	492,361	492,361	492,361
Health & Welfare Benefits	—	60,656	60,656	—	—
Tax Gross-Up	—	—	—	—	—
Total	$492,361	$3,349,237	$4,482,114	$1,502,392	$1,342,392

	Resignation	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability or Death
George E. Strickler
Base Salary	$—	$—	$661,500	$—
Annual Incentive Award	—	—	405,984	—
Unvested and Accelerated Restricted Shares	—	184,229	377,180	136,800
Unvested and Accelerated Performance Shares	—	—	147,288	163,204
Deferred Compensation Plan	—	—	—	—
Health & Welfare Benefits	—	—	35,518	—
Tax Gross-Up	—	—	496,535	—
Total	$—	$184,229	$2,124,005	$300,004
Thomas A. Beaver
Base Salary	$—	$—	$549,000	$—
Annual Incentive Award	—	—	304,643	—
Unvested and Accelerated Restricted Shares	—	72,331	150,580	48,678
Unvested and Accelerated Performance Shares	—	—	75,468	66,719
Deferred Compensation Plan	—	—	—	—
Health & Welfare Benefits	—	—	13,608	—
Tax Gross-Up	—	—	—	—
Total	$—	$72,331	$1,093,299	$115,397
Mark J. Tervalon
Base Salary	$—	$—	$559,446	$—
Annual Incentive Award	—	—	264,514	—
Unvested and Accelerated Restricted Shares	—	91,802	193,367	63,498
Unvested and Accelerated Performance Shares	—	—	93,480	86,319
Deferred Compensation Plan	10,541	10,541	10,541	10,541
Health & Welfare Benefits	—	—	34,929	—
Tax Gross-Up	—	—	—	—
Total	$10,541	$102,343	$1,156,277	$160,358
Martin Malmvik
Base Salary	$—	$500,099	$—	$—
Annual Incentive Award	—	—	—	—
Unvested and Accelerated Restricted Shares	—	16,174	33,065	12,312
Unvested and Accelerated Performance Shares	—	—	13,680	14,709
Deferred Compensation Plan	—	—	—	—
Health & Welfare Benefits	—	67,314	67,314	—
Tax Gross-Up	—	—	—	—
Total	$—	$583,587	$114,059	$27,021

Directors’ Compensation

Cash Compensation

Each director who is not an employee of the Company receives a retainer of $35,000 per year for being a director, $1,500 for attending each meeting of the Board of Directors and $750 for each telephonic meeting of the Board of Directors. The non-executive Chairman receives twice the annual retainer and Board meeting fees than the other directors. Committee members receive $1,000 for attending such meetings and $500 when the meetings are held telephonically. The Audit Committee chairman receives additional compensation of $10,000 per year and the Compensation Committee and Nominating and Corporate Governance chairman each receives additional compensation of $5,000 per year. In addition in 2008, the chairperson of a Board special committee received additional compensation of $70,000. Directors who are also employees of the Company are not paid additional compensation for serving as a director. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board of Directors’ and committee meetings.

Equity Compensation

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2008, each non-employee director who served on the Board of Directors was granted 5,400 restricted common shares. The restrictions for those shares lapsed on March 3, 2009.

Deferred Compensation

A non-employee director may elect to have all or a portion of his or her retainer fees, meeting fees and equity compensation deferred until a future date pursuant to the Stoneridge, Inc. Outside Directors’ Deferred Compensation Plan. Directors may elect to defer receipt of the compensation for three or five years from the last day of the calendar year in which it was deferred or until the date the director separates from service. Amounts related to deferred cash compensation earn interest at a rate equal to the prime rate plus one percentage point, compounded quarterly. Distributions of deferred compensation may be made in one lump sum payment, five equal, annual installments or ten equal, annual installments.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Avery S. Cohen	$15,865	$82,848	$98,713
Jeffrey P. Draime	46,750	59,399	106,149
Sheldon J. Epstein	62,750	59,399	122,149
Douglas C. Jacobs	60,250	59,399	119,649
Kim Korth	128,750	59,399	188,149
William M. Lasky	114,000	118,796	232,796
Earl L. Linehan	66,000	59,399	125,399

(1)	The amounts included in the “Stock Awards” column represent compensation costs recognized by the Company in 2008 related to non-options awards to directors, computed in accordance with SFAS 123(R). For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The grant date fair value of stock awards granted in 2008, computed in accordance with SFAS 123(R), was $118,422 for Mr. Lasky and $59,211 for each other director.

OTHER INFORMATION

Shareholders Proposals for 2010 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the Company’s 2010 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before December 2, 2009, for inclusion in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 16, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of the Company’s common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and greater-than-10% beneficial owners were complied with, except Mr. Tervalon filed one Form 4 related to one transaction late.

Other Matters

If the enclosed proxy card is executed and returned to us, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above, FOR the proposal to ratify the appointment of Ernst & Young as the Company’s independent auditors for the year ending December 31, 2009, and FOR the proposal to approve the LTCIP.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting. Abstentions will, in effect, be votes against the proposals relating to the ratification of Ernst & Young and approval of the LTCIP. Broker non-votes will not be considered votes cast on the Ernst & Young and the LTCIP proposals and, therefore, will not have a positive or negative effect on the outcome of those proposals. Director nominees who receive the greatest number of affirmative votes will be elected directors. The proposals to approve the ratification of Ernst & Young and the LTCIP must receive the affirmative vote of a majority of the Company’s common shares cast at the meeting. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the common shares cast at the meeting in person or by proxy (or such different percentage as established by applicable law). If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: April 8, 2009

APPENDIX A

STONERIDGE, INC. LONG-TERM CASH INCENTIVE PLAN

1. Purposes.  The purposes of this Long-Term Cash Incentive Plan (the “Plan”), as established by Stoneridge, Inc., an Ohio corporation (the “Company”), are (i) to provide incentive compensation to officers and other key employees of the Company and its subsidiaries based on the achievement of performance goals designated by the Compensation Committee of the Board of Directors (“Committee”), (ii) to advance the interests of the Company and its shareholders by attracting and retaining highly competent officers and key employees, and (iii) to motivate such persons to act in the long-term best interests of the Company and its shareholders. It is the intent of the Company that Long-Term Cash Incentive Awards granted to Covered Employee for Performance Periods commencing after December 31, 2008, shall constitute Performance-Based Compensation, if at the time of settlement the Participant remains a Covered Employee. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Internal Revenue Code (the “Code”) and the regulations thereunder. If any provision of the Plan relating to a Covered Employee or any award agreement evidencing such an award to a Covered Employee does not comply with, or is inconsistent with, the provisions of Section 162(m)(4)(C) of the Code or the regulations thereunder (including Treasury Regulation § 1.162-27(e) or its succession provisions) for Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

2. Certain Definitions.  For purposes of the Plan, the following capitalized terms shall have the respective meanings set forth below. Capitalized terms not defined herein shall have the respective meanings specified in the Plan.

(a) “Affiliate” means a direct or indirect subsidiary of the Company.

(b) “Agreement” means a written agreement between the Company and the recipient of a Long-Term Cash Incentive Award hereunder setting forth the terms and conditions of such Long-Term Cash Incentive Award.

(c) “Beneficiary” means the person appointed by a Participant’s written designation to receive payment with respect to any Long-Term Cash Incentive Awards held by such Participant upon the death of the Participant, subject to the following provisions. A Beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a Beneficiary other than such spouse. The filing with the Company of a new Beneficiary designation shall cancel all previously filed Beneficiary designations. If a Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant, then the Participant’s administrator, legal representative or similar person shall be deemed to be the Beneficiary of such Participant.

(d) “Cause” means a determination by the Company of the Participant’s

(1) intentional misappropriation of funds from the Company;

(2) conviction of a felony;

(3) commission of a crime or act or series of acts involving moral turpitude;

(4) commission of an act or series of acts of dishonesty that are materially inimical to the best interests of the Company;

(5) breach of any material term of this Employment Agreement, if any;

(6) willful and repeated failure to perform the duties associated with the Participant’s position, which failure has not been cured within thirty (30) days after the Company gives notice thereof to the Participant; or

(7) failure to cooperate with any Company investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over the Participant or the Company;

(e) “Change in Control” means during Participant’s employment with the Company, at any time:

(1) the Board of Directors or shareholders of the Company approve a consolidation or merger that results in the shareholders of the Company, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;

(2) the Board of Directors or shareholders of the Company approve the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company;

(3) any person or other entity (other than the Company or a subsidiary of the Company or any the Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors or becomes the beneficial owner of securities of the Company representing 35% or more of the voting power of the Company’s outstanding securities; provided, however, any acquisition of 35% or more of the voting power of the Company’s outstanding securities resulting, directly or indirectly, from the sale or sales by members of the family of D.M. Draime, including, but not limited to, the spouse of D.M. Draime and D.M. Draime’s lineal descendants and their spouses and trusts for the benefit of any of the foregoing, with the prior consent of the Company’s Board of Directors shall not be a Change in Control; or

(4) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose (x) election by the Company’s Board of Directors or (y) nomination for election by the Company’s shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination) approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the directors then in office.

(f) “Committee” means the Compensation Committee appointed by the Board for the purpose of administering the Plan. The Committee shall consist of three members of the Board of Directors each of whom shall qualify, at the time of appointment and thereafter, as an “outside director” within the meaning of Section 162(m) of the Code (or a successor provision of similar import), as in effect from time to time.

(g) “Covered Employee” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Code as of the end of the Company’s taxable year for which an Award to the individual will be deductible and whose Award would exceed the deductibility limits under Section 162(m) if such Award is not Performance-Based Compensation.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, then in effect, or any successor federal statute of substantially similar effect.

(i) “Long-Term Cash Incentive Award” means an award conferring a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive cash, as determined by the Committee or as evidenced in the Agreement relating to such Long-Term Cash Incentive Award.

(j) “Participant” means a person holding an outstanding Long-Term Cash Incentive Award granted under the Plan.

(k) “Performance Measures” means the performance measure or measures designated by the Committee pursuant to the terms of the Plan as a condition to the earning of a Long-Term Cash Incentive Award granted hereunder.

(l) “Performance Period” means a period of time covering performance over a three year period as designated by the Committee with respect to which the Performance Measures applicable to a Long-Term Cash Incentive Award shall be measured.

(m) “Permanent Disability” means a sickness or disability extending for more than three (3) consecutive months as a result of which the Participant is unable to perform his or her duties for the Company or an affiliate, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion.

(n) “Vesting Date” means the date on which the Long-Term Cash Incentive Award awarded to a Participant, subject to the achievement of Performance Measures during the Performance Period, shall be earned and vest, as set forth in the Agreement.

3. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Long-Term Cash Incentive Awards under the Plan, to determine the time when Long-Term Cash Incentive Awards will be granted, to determine whether performance objectives and other conditions for earning such awards have been met, to determine whether such awards will be paid at the end of the Performance Period, and to determine whether such an award or payment of an award should be reduced or eliminated. The Committee is authorized, subject to the remaining provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.

(b) The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Long-Term Cash Incentive Awards, or the Long-Term Cash Awards of any Covered Employee within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, or any executive officer (as defined pursuant to the Exchange Act). Except as provided in the preceding sentence, as to the selection of and grant of Long-Term Cash Incentive Awards to Participants who are not Covered Employees or executive officers of the Company, the Committee may delegate its responsibilities to members of the Company’s management in a manner consistent with applicable law and provided that such participant’s compensation is not subject to the limitations of Section 162(m) of the Code. References herein to the Committee shall include any delegate described under this paragraph, except where the context or the regulations under Section 162(m) of the Code otherwise require.

(c) The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company. No member of the Board of Directors or Committee, and neither the President and Chief Executive Officer nor any other person to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and each such person shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Articles of Incorporation and/or Code of Regulations) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

Terms Of Long-Term Cash Incentive Awards

1. Eligibility.  The Committee may grant Long-Term Cash Incentive Awards under the Plan to such of the Company’s (and the Company’s subsidiaries’) officers and key employees as it shall select. For purposes of the Plan, references to employment by the Company shall also mean employment by an affiliate or subsidiary. A grant of a Long-Term Incentive Cash Award to any person shall not entitle such person to an additional grant of Long-Term Incentive Cash Awards at any subsequent time.

2. Terms of Long-Term Cash Incentive Awards.

(a) In General.  Long-Term Cash Incentive Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(b) Amount of Long-Term Cash Incentive Award and Performance Measures.

(i) The Agreement shall set forth the amount of the Long-Term Cash Incentive Award and a description of the Performance Measures and the Performance Period applicable to such Long-Term Incentive Cash Award, as determined by the Committee in its discretion.

(ii) Each Long-Term Cash Incentive Award granted under the Plan shall represent an amount payable in cash by the Company to the Participant upon achievement of one or more of a combination of Performance Measures in a Performance Period, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of Long-Term Cash Incentive Awards under the Plan shall be evidenced by an Agreement in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Participant’s award; provided, however, that in the event of any conflict between the provisions of the Plan and any Agreement, the provisions of the Plan shall prevail. The maximum amount of a Long-Term Cash Incentive Award granted to any one Participant in respect of a Performance Period shall not exceed $3.0 million.

(iii) The Performance Measures for any Performance Period shall be based on the performance of the Company, one or more of its subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Period. The Committee shall use one or more of the following business criteria to establish Performance Objectives for Participants: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s Common Shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in costs. The Performance Objective for any Participant shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the Performance Objective shall be substantially uncertain when the Committee establishes the objective.

(c) Vesting.

(i) General.  Except as otherwise provided in the Agreement and subject to all other requirements of the Plan, any Long-Term Cash Incentive Award that is earned pursuant to the terms of the Agreement shall become vested as of the Vesting Date set forth in the Agreement, provided that the Participant holding such Long-Term Incentive Cash Award remains continuously employed by the Company through the Vesting Date.

(ii) Termination by Reason of Death or Permanent Disability.  Except as otherwise provided in the Agreement, if the Participant’s employment with the Company terminates by reason of death or Permanent Disability in the case of a Long-Term Cash Incentive Award relating to a pending Performance Period, the Participant or the Participant’s Beneficiary, as the case may be, shall be entitled to a pro rated award payment based on the date of death or Permanent Disability in the Performance Period. Such payment shall be conditioned on the actual achievement of the Performance Measures during the Performance Period and shall not occur until the Vesting Date.

(iii) Termination by Reason Other than Voluntary Termination by Participant, Death, Permanent Disability or Cause.  Except as otherwise provided in the Agreement, if the Participant’s employment with the Company terminates for any reason, other than voluntary termination by Participant, death, Permanent Disability, Cause or Retirement, in the case of a Long-Term Incentive Cash Award relating to a pending Performance Period, the Performance Period shall continue through the last day thereof and the Participant shall be entitled to a pro rated award payment. Such pro rated award payment shall be equal to the value of the award at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period.

(iv) Termination by Reason of Retirement.  Except as otherwise provided in the Agreement, if the Participant’s employment with the Company terminates due to retirement in the case of a Long-Term Cash Incentive Award relating to a pending Performance Period, the Participant shall be entitled to a pro rated award payment based on the date of Retirement in the Performance Period. Such payment shall be conditioned on (i) the actual achievement of the Performance Measures during the Performance Period and shall not occur until the Vesting Date and (ii) the Participant (a) being 63 or older at the time of retirement, (b) having provided written notice to the Compensation Committee of the intent to retire at least one year prior to the retirement date, and (c) having executed prior to retirement a customary one year non-competition agreement with the Company.

(v) Termination by Reason of Voluntary Termination by Participant or Cause.  Except as otherwise provided in the Agreement, if the Participant’s employment with the Company is terminated voluntarily by Participant or is terminated by the Company for Cause, the Participant’s Long-Term Cash Incentive Award that are unvested as of the date of termination, shall not vest or be earned.

(d) Payment.  After the end of each Performance Period, the Committee shall determine the amount payable to each Participant in settlement of the Participant’s Award for the Performance Period. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5) to a Participant who is not a Covered Employee. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Employee, that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. A Participant holding a Long-Term Cash Incentive Award which has been earned and vested shall receive, no later than the March 15th occurring immediately after the year in which the Vesting Date occurs, a lump sum cash payment from the Company in an amount equal, as determined by the Committee, to the Long-Term Cash Incentive Award which was earned and became vested as of such Vesting Date, subject to the deduction of taxes and other amounts pursuant to Section 3.4 of the Plan. All payments under this Plan are intended to be exempt from Section 409A of the Code as “short-term deferrals,” within the meaning of Treasury regulations promulgated under Section 409A of the Code.

(e) The Committee may adjust or modify Long-Term Cash Incentive Awards or terms of such awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Participant whose position or duties with the Company change during a Performance Period, or (3) with respect to any person who first becomes a Participant after the first day of the Performance Year; provided, however, that no adjustment to an Long-Term Cash Incentive Award granted to a Covered Employee shall be authorized or made if, and to the extent that, such authorization or the making of such adjustment would contravene the requirements applicable to Performance-Based Compensation under Section 162(m) of the Code.

(f) Committee Discretion.  Notwithstanding the attainment of the Performance Measures with respect to a Long-Term Cash Incentive Award or anything herein to the contrary, in all cases, the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Long-Term Cash Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made.

General

1. Effective Date and Term of Plan.  The Plan shall be effective as of March 8, 2009, and shall continue until such time as it is terminated by the Board; provided, however, that Long-Term Cash Incentive Awards to the Company’s officers and key employees granted for Performance Years commencing after December 31, 2008, shall be subject to approval of the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company before settlement of Long-Term Cash Incentive Awards granted to the Company’s officers or key employees for the years ending on or after December 31, 2011, so that compensation will qualify as Performance-Based Compensation under Section 162(m) of the Code. In addition, the Board may determine to submit the Plan to shareholders for reapproval at such time, if any, as may be required in order that compensation under the Plan shall qualify as Performance-Based Compensation.

2. Amendments.  The Board may amend or terminate the Plan as it shall deem advisable in the exercise of its sole and absolute discretion; provided, however that no such amendment may adversely affect the rights granted to a Participant with respect to an outstanding Long-Term Cash Incentive Award pursuant to its related Agreement without the consent of such Participant.

3. Non-Transferability.  No Long-Term Cash Incentive Award or any rights thereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to any Beneficiary designation procedures as may approved by the Committee for such purpose. Except as permitted by the preceding sentence, no Long-Term Cash Incentive Award hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by the holder of a Long-Term Cash Incentive Award to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Long-Term Cash Incentive Award, such Long-Term Cash Incentive Award and all rights thereunder shall immediately become null and void.

4. Tax and Other Withholding.  The Company shall have the right to deduct from any amounts paid pursuant to the Plan (or from other compensation payable by the Company to the Participant) all federal, state, local and other taxes and any other amounts which may be required under law or elected by the Participant to be withheld or paid in connection with the settlement of a Long-Term Cash Incentive Award or any other payment made hereunder.

5. Change in Control.  Except as otherwise provided in the Agreement, upon the occurrence of a Change in Control in the case of a Long-Term Cash Incentive Award relating to a pending Performance Period such award shall immediately vest and no longer be subject to risk of not being earned and the Company shall immediately pay the award in an amount equal to the value of the target award set forth in the Agreement. Such award shall be paid as soon as practicable, and in no event more than seven days (7) days, after the date of the Change in Control.

6. No Right of Participation or Employment.  No person shall have any right to participate in the Plan or to be granted Long-Term Cash Incentive Awards under the Plan. Neither the Plan nor any Agreement relating to a Long-Term Cash Incentive Award granted hereunder shall confer upon any person any right to be employed, reemployed or continue employment by the Company or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the employment of any person with or without notice at any time for any reason without liability hereunder. Nothing herein shall confer any right or benefit or any entitlement to any benefit on any Participant unless and until a benefit is actually vested pursuant to the Plan. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company or any of its affiliates and any Participant, or to be a consideration for or an inducement or condition of any employment. Neither the provisions of the Plan nor any action taken by the Company or the Board of Directors or the Committee pursuant to the provisions of the Plan shall be deemed to create any trust, express or implied, or any fiduciary relationship between or among the Company, the Board of Directors or Committee, any member of the Board or Committee, or any employee, former employee or beneficiary thereof.

7. Unfunded Arrangement.  The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No holder of a Long-Term Cash Incentive Award shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such holder shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

8. Governing Law.  This Plan, each Long-Term Cash Incentive Award granted hereunder and its related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Ohio and construed in accordance therewith without giving effect to principles of conflicts of laws.

STONERIDGE, INC.	PROXY

The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in proposal 1 and FOR proposals 2 and 3.

1.	Nominees for election as directors, each to serve until the next Annual Meeting of the Shareholders and until his or her successor has been duly elected and qualified:

John C. Corey Kim Korth	Jeffrey P. Draime William M. Lasky	Douglas C. Jacobs Paul J. Schlather	Ira C. Kaplan
☐ FOR all nominees listed above (except as marked to the contrary below)		☐ WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below:

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009:

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approval of the Stoneridge, Inc. Long-Term Cash Incentive Plan:

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	On such other business as may properly come before the meeting.

(CONTINUED ON REVERSE SIDE)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John C. Corey, George E. Strickler and William M. Lasky, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc., to be held at the Sheraton Cleveland Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135, on Monday, May 4, 2009, at 11:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 8, 2009 is hereby acknowledged.

Dated: , 2009

Signature(s)

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.